UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 10, 2016

NOVATEL WIRELESS, INC. (Exact name of registrant as specified in its charter)

Delaware	000-31659	86-0824673
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer identification number)
9645 Scranton Road
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

(858) 812-3400
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
Asset Purchase Agreement
On April 11, 2016 (the “Closing Date”), Novatel Wireless, Inc. (the “Company”) consummated the sale of certain hardware modules and related assets (the “Transaction”) to Telit Technologies (Cyprus) Limited (“Telit Technologies”) and Telit Wireless Solutions, Inc. (“Telit Wireless,” and together with Telit Technologies, the “Purchasers”) pursuant to the terms of that certain Asset Purchase Agreement dated April 11, 2016 (the “Purchase Agreement”).

In connection with the Transaction, the Company is entitled to receive an initial purchase price of $11.0 million in cash, subject to adjustment in connection with the terms of the Purchase Agreement. The initial purchase price of $11.0 million includes $9.0 million that was paid to the Company on the Closing Date, $1.0 million to be retained by the Purchasers and paid to the Company in equal quarterly installments over a two-year period in connection with the provision by the Company of certain transition services and $1.0 million to be retained by the Purchasers and paid to the Company following the satisfaction of certain conditions by the Company, including the assignment of specified contracts and the delivery of certain certifications and approvals. The Company is also entitled to receive an additional cash payment of approximately $3.75 million from the Purchasers within 90 days of the Closing Date. This additional cash payment will be applied to the purchase of module product inventory from the Company. Of the approximately $3.75 million payment, $1.0 million will be retained by the Purchasers and paid to the Company in equal quarterly installments over the two-year period following the Closing Date in connection with the provision by the Company of certain transition services. In addition to the above, the Company may be entitled to receive a subsequent earn-out payment following the closing of the Transaction if certain conditions are met. In the event that the Purchasers’ aggregate gross revenue attributable to the sales of certain module products during the two-year period immediately following the Closing Date exceeds $40.0 million, the Purchasers will be required to pay the Company an amount in cash equal to 25% of such excess (but in no event shall such payment exceed $7.5 million).

The Company entered into certain ancillary agreements in connection with the Transaction, including: (i) that certain Transition Services Agreement, dated April 11, 2016, by and between the Company and the Purchasers, pursuant to which the Company agreed to provide the Purchasers with certain services over a transition period; (ii) that certain Manufacturing and Supply Agreement, dated April 11, 2016, by and between the Company and Telit Wireless, pursuant to which the Company has the right, but not the obligation, to purchase module products from Telit Wireless for incorporation into certain Novatel Wireless hardware products; and (iii) that certain Intellectual Property License Agreement, dated April 11, 2016, by and between the Company and Telit Technologies, whereby the Company granted Telit Technologies a license to develop, manufacture and sell certain types of module products.
Item 1.02.    Termination of a Material Definitive Agreement.
On April 10, 2016, the Company terminated that certain Asset Purchase Agreement, dated February 18, 2016, by and between the Company and Micronet Enertec Technologies, Inc. (the “Micronet Agreement”) in accordance with its right to terminate such agreement pursuant to Section 7.1(b) thereunder.
Item 8.01.    Other Events.
On April 11, 2016, the Company issued a press release announcing the closing of the Transaction and the termination of the Micronet Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated April 11, 2016.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the anticipated or expected benefits to be realized by the Company in connection with the Transaction. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. Specific risks and uncertainties that could affect the forward-looking statements set forth in this Current Report on Form 8-K include: the challenges and costs of restructuring the Company’s remaining business activities, and achieving any anticipated benefits from the Transaction; the distraction of management or other diversion of valuable resources within each company caused by the Transaction; and factors generally affecting the business, operations, and financial condition of the Company, including the information contained in Novatel Wireless’ Annual Report on Form 10-K for the year ended December 31, 2015 and other reports and filings with the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novatel Wireless, Inc.

By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President, General Counsel and Secretary

Date: April 13, 2016